Exhibit 5.1

910 Louisiana Houston, Texas 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

March 20, 2020

Summit Midstream Partners, LP

910 Louisiana Street, Suite 4200

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel to Summit Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed on the date hereof by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to 10,000,000 common units representing limited partner interests in the Partnership (the “Common Units”) that may be issued by the Partnership from time to time pursuant to the Summit Midstream Partners, LP 2012 Long-Term Incentive Plan (as amended and restated, the “Plan”). At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

In our capacity as your counsel in the connection referred to above, we have examined (i) the Partnership’s Certificate of Limited Partnership, (ii) the Partnership’s Third Amended and Restated Agreement of Limited Partnership, (iii) the Certificate of Formation of Summit Midstream GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), (iv) the Amended and Restated Limited Liability Company Agreement of the General Partner, in the case of clauses (i) through (iv) above, each as amended to date, (v) the Plan, (vi) originals, or copies certified or otherwise identified, of partnership and limited liability company records of the Partnership and the General Partner, including minute books of the General Partner, as furnished to us by the General Partner, (vii) the Registration Statement, (viii) statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), and (ix) other records, certificates, documents and instruments that we have deemed necessary or appropriate for purposes of rendering this opinion. In giving the opinion set forth below, we have relied, without independent investigation or verification, to the extent we deemed appropriate, upon the certificates, statements or other representations of officers or other representatives of the General Partner of the Partnership and public officials, with respect to the accuracy of the factual matters contained in or covered by such certificates, statements or representations. In making our examination, we have assumed (i) the certificates for the Common Units, if any, will conform to the specimens thereof examined by us and will have been duly countersigned by a transfer agent and duly registered by a registrar of the Common Units or, if uncertificated, valid book-entry notations will have been made in the unit register of the Partnership in accordance with the provisions of the governing documents of the Partnership, and (ii) that all signatures on all documents examined by us are genuine, all documents submitted to us as originals are authentic and complete and all documents submitted to us as copies are true and correct copies of the originals of such documents.

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Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that, in the case of Common Units to be originally issued by the Partnership pursuant to the provisions of the Plan and any applicable award agreement (and any related instrument) duly adopted under and in accordance with the terms and conditions of Plan (each, an “Award Agreement”), following the due authorization and the due grant or exercise of a particular award in accordance with the terms and conditions of the Plan and any applicable Award Agreement, the Common Units to which such award relates will have been duly authorized by all necessary partnership action on the part of the Partnership. Upon issuance and delivery of such Common Units from time to time pursuant to the terms and conditions of the Plan and any applicable Award Agreement, including, if applicable, the payment of any required consideration therefor, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board of Directors of the General Partner (the “Board”), a duly constituted, authorized and acting committee of the Board, or a duly authorized and acting officer of the Board, in each case as provided in the Plan or any applicable Award Agreement, such Common Units will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited in all respects to the Delaware LP Act, as published and in effect on the date hereof, and applicable reported judicial decisions, rules and regulations interpreting and implementing those laws. We express no opinion as to the effect of the laws of any other jurisdiction.

This opinion is limited to the original issuance of Common Units by the Partnership and does not cover Common Units delivered by the Partnership following the reacquisition of the same by the Partnership.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.